Exhibit 4.4
DESCRIPTION OF SECURITIES
    The following description sets forth certain material terms and provisions of certain of our securities and summarizes relevant provisions of Delaware law relating thereto. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Bylaws.
As used in this Exhibit, the terms the “Company,” “we,” “us” and “our” refer to Archaea Energy Inc.
Authorized Capital Stock
    As of December 31, 2021, our Charter authorizes 1,100,000,000 shares of capital stock, consisting of (i) 900,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 190,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together, our “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (our “Preferred Stock”). Only the Class A Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2021.
Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco, at the request of the holder, each Opco unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein, which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.
Common Stock
Voting Power
Except as otherwise required by law or our Charter (including any certificate of designation for any series of Preferred Stock (a “Preferred Stock Designation”)), the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock. There is no cumulative voting with respect to the election of directors.
Notwithstanding the foregoing, except as otherwise required by law or our Charter (including any Preferred Stock Designations), the holders of the Common Stock shall not be entitled to vote on any amendment to our Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any Preferred Stock Designation) or the DGCL.
Dividends
    Subject to the rights, if any, of the holders of any outstanding Preferred Stock, holders of Class A Common Stock are entitled to receive such dividends (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors of the Company (the “Board”) from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Dividends will not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.
Liquidation, Dissolution and Winding Up
    Subject to the rights, if any, of the holders of any outstanding Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class A Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them.
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The holders of shares of Class B Common Stock, as such, are not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
Preemptive or Other Rights
Holders of Common Stock have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the Common Stock.
Preferred Stock
Our Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company does not have any Preferred Stock outstanding as of December 31, 2021.
Exclusive Forum
    Our Charter requires, unless the Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. In addition, our Charter requires, unless the Company consents in writing to the selection of an alternative forum, that the federal district courts of the United States be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, our Charter provides that the provisions described above in this paragraph shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company shall be deemed to have notice of and consented to the provisions in our Charter described in the above paragraph.
The choice of forum provisions described above in our Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, employees or agents, which may discourage such lawsuits against the Company and such persons.
Certain Anti-Takeover Provisions of Our Charter and Bylaws
Certain provisions of our Charter and the Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.
These provisions, among other things:
•establish a classified board of directors divided into three classes serving staggered three-year terms, such that not all members of the Board will be elected at one time;
•authorize the Board to issue new series of Preferred Stock without stockholder approval and create, subject to applicable law, a series of Preferred Stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;
•eliminate the ability of stockholders to call special meetings of stockholders;
•eliminate the ability of stockholders to fill vacancies on the Board;

•establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;
•permit the Board to establish the number of directors;
•provide that the Board is expressly authorized to make, alter or repeal our Bylaws; and
•provide that stockholders can remove directors only for cause.
These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

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